EXHIBIT 99.3

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion contains trend information and other forward-looking statements that involve a number of risks and uncertainties.  Forward-looking statements include, but are not limited to, statements such as those made in “Overview” regarding growth for CMOS image sensor and NAND Flash markets and allocation of wafer starts to products other than Core DRAM; “Net Sales” regarding future megabit production growth, 300mm wafer production and increases in revenue from sales of DDR2 products, CMOS image sensors, PSRAM products and Flash memory products; “Gross Margin” regarding manufacturing cost reductions in future periods; in “Income Taxes” regarding future provisions for income taxes and in “Liquidity and Capital Resources” regarding capital spending in 2006.  The Company’s actual results could differ materially from the Company’s historical results and those discussed in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, those identified in “Certain Factors.”  This discussion should be read in conjunction with the Consolidated Financial Statements and accompanying notes for the year ended September 1, 2005.  All period references are to the Company’s fiscal periods unless otherwise indicated.  All per share amounts are presented on a diluted basis.  All tabular dollar amounts are in millions.  Unless otherwise stated, all production data reflects production of the Company and its TECH joint venture.

Overview

The Company is a global manufacturer of semiconductor devices, principally DRAM, NAND Flash, and CMOS image sensors.  Its products are used in a broad range of electronic applications including personal computers, workstations, network servers, mobile phones and other consumer applications including flash memory cards, USB storage devices, digital still camera and MP3 players.  The Company’s customers are principally original equipment manufacturers located around the world.  The Company’s success is largely dependent on the market acceptance of a diversified semiconductor product portfolio, efficient utilization of the Company’s manufacturing infrastructure, successful ongoing development of advanced process technologies and generation of sufficient return on research and development efforts.

The Company has strategically diversified its business by expanding into semiconductor products such as specialty memory products (including SDRAM, PSRAM, mobile SDRAM and reduced latency DRAM), NAND Flash memory products and CMOS image sensors.  These products are used in a wider range of applications than the computing applications that use the Company’s standardized DRAM products.  The Company leverages its expertise in semiconductor memory manufacturing and product and process technology to provide these products that are differentiated from competitors’ products based on performance characteristics.  In the fourth quarter of 2005, specialty memory products, NAND Flash products and CMOS image sensors were over 45% of the Company’s net sales.  The Company expects that the markets for these products will grow more rapidly than the overall semiconductor market in the near term.  The Company’s products have been well received in these growing customer applications.  The Company plans to allocate an increasing portion of its manufacturing capacity to support these products and expand its market position in 2006.  The Company believes that the strategic diversification of its product portfolio will strengthen its ability to allocate manufacturing resources to obtain the highest rate of return.

The Company makes significant ongoing investments to implement its proprietary product and process technology in its manufacturing facilities in the United States, Europe and Asia to provide semiconductor products with increasing functionality and performance at lower costs.  The Company introduces new generations of products that offer improved performance characteristics, such as higher data transfer rates, reduced package size, lower power consumption and increased megapixel count.  The Company generally reduces the manufacturing cost of each generation of product through its advanced product and process technology such as its leading-edge line width process technology and innovative array architecture.

In order to maximize returns from investments in research and development (“R&D”), the Company develops process technology that effectively reduces production costs and leverages the Company’s capital expenditures.  To be successfully incorporated in customers’ end products, the Company must offer qualified semiconductor solutions at a time when customers are developing their design specifications for their end products.  This is especially true for specialty memory products and CMOS image sensors which are required to demonstrate advanced functionality and performance well ahead of a planned ramp of production to commercial volumes.  In addition, DRAM and NAND Flash products often incorporate highly advanced design and process technologies that are difficult to manufacture.  The Company must make significant investments in R&D to expand its product offering and develop its leading-edge product and process technologies.

Results of Operations

	2005		2004		2003
	(amounts in millions and as a percent of net sales)
Net sales:
Memory	$4,577.4	93.8%	$4,305.5	97.8%	$3,075.0	99.5%
Imaging	302.8	6.2%	98.7	2.2%	16.3	0.5%
	$4,880.2	100.0%	$4,404.2	100.0%	$3,091.3	100.0%

Gross margin:
Memory	$1,020.6	22.3%	$1,290.2	30.0%	$(25.6)	(0.8)%
Imaging	125.2	41.3%	24.5	24.8%	4.9	30.1%
	$1,145.8	23.5%	$1,314.7	29.9%	$(20.7)	(0.7)%

Selling, general and administrative	$348.3	7.1%	$332.0	7.5%	$358.2	11.6%
Research and development	603.7	12.4%	754.9	17.1%	656.4	21.2%
Restructure and other charges	(1.4)	(0.0)%	(22.5)	(0.5)%	116.3	3.8%
Operating income (loss)	217.5	4.5%	249.7	5.7%	(1,186.5)	(38.4)%

The Company’s two reportable segments are Memory and Imaging.  The Memory segment’s primary products are DRAM and NAND Flash memory and the Imaging segment’s primary product is CMOS image sensors.  The Company’s fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  The Company’s fiscal 2005 and 2003 contained 52 weeks.  The Company’s fiscal 2004 contained 53 weeks.

Net Sales

Total net sales for 2005 increased 11% as compared to 2004 due to a 6% increase in Memory sales and 207% increase in Imaging sales.  The Company was able to achieve increases in sales for both segments primarily as a result of increases in sales volume facilitated by increases in production.  Average selling prices for 2005 declined 24% for Memory products and were essentially unchanged for Imaging products as compared to 2004.  Memory sales were 94% of total net sales in 2005 compared to 98% in 2004 and 99% in 2003.  Imaging sales have grown rapidly in recent periods and have represented an increasing portion of the Company’s total net sales.  Total net sales for 2004 increased 42% as compared to 2003 due to a 40% increase in Memory sales and a 506% increase in Imaging sales.

Memory:  Memory sales for 2005 increased by 6% as compared to 2004 primarily due to a 40% increase in megabits sold, partially offset by a 24% decrease in the overall average selling price per megabit for the Company’s Memory products.    The Company’s overall megabit production in 2005 increased by 48% as compared to 2004, principally due to a steep ramp in 300mm wafer production and gains in manufacturing efficiencies realized from improvements in product and process technologies.  The Company realized a significant increase in 300mm wafer production in 2005, achieving its initial target of 5,000 wafer outs per week in the fourth quarter.  The Company expects that its 300mm wafer production will continue to increase in 2006.  The Company’s megabit production exceeded megabit sales in 2005, which resulted in an approximate 170% increase in megabit finished goods inventories, primarily consisting of DDR and DDR2 products.  The increase in inventories was largely the result of a slower than previously expected industry-wide transition to DDR2 memory products.

Most of the increase in Memory sales in 2005 as compared to 2004 resulted from sales of the Company’s emerging specialty memory products, such as pseudo-static RAM (“PSRAM”) and mobile DRAM products and NAND Flash memory.  The Company’s combined revenue from these products was $509.2 million in 2005 and nearly quintupled from 2004 due to large increases in production and strong demand for the Company’s offerings in these product groups.  The Company expects that its revenue from these products will continue to grow rapidly in 2006 as it allocates increasing manufacturing resources to these product groups.  DDR and DDR2 product sales in 2005 increased 12% from 2004 and were 59% of the Company’s total net sales in 2005.  Sales of DDR2 products increased to 14% of the Company’s total net sales in 2005 from 1% of total net sales in 2004.  The Company expects that sales of DDR2 products will continue to increase in 2006 as market demand continues to shift from DDR products to more advanced DDR2 products.

Memory sales for 2004 increased by 40% as compared to 2003 primarily due to a 20% increase in megabits sold and a 16% increase in average per megabit selling prices as a result of generally improved market conditions.  During 2004, the Company increased its allocation of manufacturing capacity to specialty memory products and CMOS image sensors.  The shift in product mix contributed to the increase in average per megabit selling prices for 2004 as specialty memory products on average had higher selling prices per megabit than the Company’s DDR and DDR2 products.  The Company’s overall megabit production for 2004 increased approximately 23% from 2003 primarily due to manufacturing efficiencies.  The growth rate in megabit production for 2004 was partially mitigated by the allocation of wafers to CMOS image sensors and specialty memory products.

Imaging:  Imaging sales for 2005 increased by 207% as compared to 2004 primarily due to increases in unit sales as average selling price per unit were essentially unchanged.  The growth in Imaging unit sales for 2005 reflects increased production and strong demand for the Company’s products.  Production increased due to the allocation of more wafers to the manufacture of Imaging products as well as improvements in manufacturing efficiency.  Imaging sales were 6% of the Company’s total net sales in 2005 and 9% of total net sales in the fourth quarter of 2005.  Imaging sales for 2004 were more than six times Imaging sales for 2003, as the Company significantly increased production of Imaging products.  Due to strong demand for the Company’s products and the planned introduction of new products, the Company expects that revenue from Imaging products will continue to grow in future periods as additional manufacturing capacity is allocated to the production of these products.

Gross Margin

The Company’s overall gross margin percentage for 2005 declined to 24% as compared to 30% for 2004.  This decline in gross margin percentage was primarily due to a decline in gross margin for Memory products, which was due to decreases in average selling prices per megabit.  Partially offsetting the effect of the decline in average selling prices 2004 to 2005 was a reduction in cost of goods sold per megabit and the increase in sales of CMOS image sensors, specialty memory and NAND Flash products, which had significantly higher margins than DDR and DDR2 products.  The Company’s overall gross margin percentage for 2004 increased to 30% from a negative 1% for 2003 primarily due to improved average selling prices and cost reductions for Memory products.

Memory:  The Company’s gross margin percentage for Memory products for 2005 declined to 22% as compared to 30% for 2004.  This decline in gross margin was primarily due to the 24% decrease in the Company’s overall average selling price per megabit of memory and, to a lesser extent, a shift in product mix from DDR to DDR2 products which had lower margins in 2005.  Partially offsetting this decline in gross margin from 2005 to 2004 was a reduction in cost of goods sold per megabit and the increase in sales of specialty memory and NAND Flash products, which had significantly higher margins than DDR and DDR2 products.

The Company’s overall cost of goods sold per megabit in 2005 declined from 2004 primarily due to manufacturing improvements.  The Company reduced product costs through manufacturing efficiencies achieved from improved product yield and increase in production utilizing the Company’s 110nm process technology and 6F² technology.  The cost per megabit for products manufactured on 300mm wafers decreased significantly in 2005 compared to 2004 as the Company continued to increase 300mm wafer production, reaching its initial target of 5,000 wafer outs per week.  Manufacturing costs per megabit for DDR2 products were higher than the Company’s DDR products in 2005 because of DDR2’s relatively larger die size.  The Company expects that per megabit cost reductions in 2006 will continue to be mitigated by shifts in product mix from DDR to DDR2.

The Company’s gross margin percentage for Memory products improved to 30% for 2004 from a negative 1% for 2003 primarily due to the 16% increase in average per megabit selling prices and reduced costs per megabit.  In addition, compared to 2003, Memory product’s gross margin for 2004 benefited from relatively higher margins on sales of products purchased from the Company’s TECH joint venture.  The Company reduced its overall average cost per megabit for 2004 as compared to 2003 through manufacturing efficiencies achieved by improving product yields and continuing its transition to products utilizing 110nm process technology and 6F² technology.

In accordance with generally accepted accounting principles, the Company recorded $307.0 million of charges to cost of goods sold in 2003 to write down the carrying values of work in process and finished goods inventories to their estimated market values.  As these charges were recorded in advance of when inventory subject to the write-down was sold, gross margins in the period of sale were higher than they would be absent the effect of the previous write-downs.  The Company did not record any charges for inventory write-downs in 2005 and 2004.  Costs of goods sold in 2004 were $61.0 million lower than they otherwise would have been as a result of write-downs in prior periods.  Costs of goods sold in 2003 were $174.9 million lower than they otherwise would have been as a result of write-downs in prior periods net of the write-downs in 2003.  Substantially all of the inventory write-downs in 2004 and 2003 were for Memory products.

The Company’s TECH joint venture supplied approximately 25%, 30% and 30% of the total megabits of memory produced by the Company in 2005, 2004 and 2003, respectively.  The Company generally purchases memory products from TECH at prices determined quarterly, based on a discount from average selling prices realized by the Company for the immediately preceding quarter.  Depending on market conditions, the gross margin from the sale of products manufactured by TECH may be higher or lower than the gross margin from the sale of products manufactured by the Company’s wholly-owned operations.  In 2005, the Company realized gross margin percentages on sales of TECH products that were approximately the same as for the DDR and DDR2 products manufactured by its wholly-owned operations.  In 2004 and 2003, the Company realized higher gross margin percentages on sales of TECH products than for products manufactured by its wholly-owned operations.

Imaging:  The Company’s gross margin for Imaging products increased to 41% for 2005 from 25% for 2005 primarily due to cost reductions as the overall average selling price per unit was essentially unchanged.  The Company’s gross margin for Imaging products decreased to 25% for 2004 as compared to 30% for 2003 primarily due to shifts in product mix.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expenses for 2005 increased 5% from 2004 primarily due to higher compensation costs, partially offset by a decrease in costs associated with legal matters.  SG&A expenses for 2004 were 7% lower than for 2003 primarily due to lower costs associated with outstanding legal matters and reduced depreciation costs, partially offset by higher levels of performance-based compensation expense and other personnel costs.

Research and Development

R&D expenses vary primarily with the number of development wafers processed, the cost of advanced equipment dedicated to new product and process development, and personnel costs.  Because of the lead times necessary to manufacture its products, the Company typically begins to process wafers before completion of performance and reliability testing.  The Company deems development of a product complete once the product has been thoroughly reviewed and tested for performance and reliability.  R&D expenses can vary significantly depending on the timing of product qualification.

R&D expenses for 2005 decreased 20% from 2004 principally because products were qualified on the 300mm wafer fabrication process in the first quarter of 2005.  When products are qualified, the Company includes costs from the production of these products in inventory and costs of goods sold rather than research and development expense.  Higher compensation costs partially offset the decreases in R&D expenses for 2005 as compared to 2004.  R&D expenses for 2004 increased 15% from 2003 principally due to an increase in development wafers processed during 2004 as the Company increased its product diversification and ramped production at its 300mm wafer fabrication facility, which primarily ran development wafers in 2004.  Higher R&D costs in 2004 as compared to 2003 also reflected a higher level of expenses related to CMOS image sensors, Flash memory and specialty memory products.

The Company’s process technology R&D efforts are focused primarily on development of 95nm, 78nm, 65nm and smaller DRAM and 90nm, 72nm, 50nm and smaller NAND Flash line-width process technologies, which are designed to facilitate the Company’s transition to next generation products.  Additional R&D efforts include process development to support the Company’s 300mm wafer manufacturing, NAND Flash memory, CMOS image sensors, specialty memory products (including PSRAM, mobile SDRAM and reduced latency DRAM) and new manufacturing materials.  Efforts toward the design and development of new products are concentrated on the Company’s 1 Gig and 2 Gig DDR, DDR2 and DDR3 products as well as high density and mobile NAND Flash memory, CMOS image sensors and specialty memory products.

Restructure and Other Charges

In 2003, the Company announced a series of cost-reduction initiatives.  The restructure plan included the shutdown of the Company’s 200mm production line in Virginia; the discontinuance of certain memory products, including SRAM and TCAM; and an approximate 10% reduction in the Company’s worldwide workforce.  In 2003, the Company recorded restructure charges of $109.2 million and other restructure-related charges of $7.1 million, including $50.7 million of equipment write-downs, $26.3 million of severance and other termination benefits and $18.6 million of intangible asset write downs.  Substantially all of the restructure charges were in the Memory segment.  The Company recorded net credits to restructure of $1.4 million and $22.5 million in 2005 and 2004, respectively, primarily from sales of equipment associated with the Company’s 200mm production line in Virginia.  The Company substantially completed the restructure plan and paid essentially all costs associated with the restructure plan in 2004 and 2003.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment.”  SFAS No. 123(R) will require the Company to use a fair-value based method of accounting for share-based compensation beginning in 2006.  Through 2005 the Company used the intrinsic-value method to account for stock-based compensation and generally no compensation costs were recorded.  Accordingly, the Company’s implementation of SFAS No. 123(R) will increase compensation costs reflected in cost of goods sold, SG&A and R&D in the consolidated statement of operations for future periods.

In April of 2005, the Company accelerated the vesting of approximately 44.6 million unvested stock options outstanding under the Company’s stock plans to reduce compensation costs that would have been recognized in the Company’s consolidated financial statements after 2005 with the adoption of SFAS 123(R) by approximately $100 million.  As of September 1, 2005, 3% of the Company’s then outstanding stock options were unvested and the expense for these unvested stock options to be recorded in 2006 through 2009 is $10.4 million.  Because the Company’s near-term, stock-based compensation costs were reduced by the acceleration of vesting, share-based compensation costs could grow significantly in future periods if the Company continues to grant amounts of new share-based compensation awards similar to recent periods.

Other Operating (Income) Expense, Net

Other operating income for 2005 includes net gains on write-downs and disposals of semiconductor equipment of $12.7 million and $12.0 million in receipts from the U.S. government in connection with anti-dumping tariffs.  Other operating expense for 2004 includes losses of $17.2 million from changes in currency exchange rates.  Other operating income for 2004 includes $7.2 million from the Commonwealth of Virginia for meeting investment commitments at the Virginia wafer fabrication facility and net gains of $3.9 million on write-downs and disposals of semiconductor equipment.  Other operating expense for 2003 includes net losses on write-downs and disposals of semiconductor equipment of $41.5 million and losses of $10.7 million from changes in currency exchange rates.  Other operating expense for 2003 is net of $14.4 million in receipts from the U.S. government in connection with anti-dumping tariffs.  The Company estimates that, based on its assets and liabilities denominated in currencies other than U.S. dollar as of September 1, 2005, a 1% change in the exchange rate versus the U.S. dollar would result in foreign currency gains or losses of approximately $1 million for the yen and $1 million for the euro.

Income Taxes

Income taxes for 2005, 2004 and 2003 primarily reflect taxes on the Company’s non-U.S. operations.  The Company has a valuation allowance for its net deferred tax asset associated with its U.S. operations.  The provision for taxes on U.S. operations in 2005 and 2004 was substantially offset by a reduction in the valuation allowance.  Until such time as the Company utilizes its U.S. net operating loss carryforwards and unused tax credits, the provision for taxes on the Company’s U.S. operations is expected to be substantially offset by a reduction in the valuation allowance.  As of September 1, 2005, the Company had aggregate U.S. tax net operating loss carryforwards of $2.5 billion and unused U.S. tax credit carryforwards of $140.7 million.  The Company also has unused state tax net operating loss carryforwards of $1.7 billion and unused state tax credits of $137.5 million.  Substantially all of the net operating loss carryforwards expire in 2022 to 2025 and substantially all of the tax credit carryforwards expire in 2013 to 2025.

Liquidity and Capital Resources

The Company’s liquidity is highly dependent on average selling prices for its semiconductor memory products and the timing of capital expenditures, both of which can vary significantly from period to period.  As of September 1, 2005, the Company had cash and marketable investment securities totaling $1,290.4 million compared to $1,231.0 million as of September 2, 2004.

Operating Activities:  For 2005, net cash provided by operating activities was $1,237.8 million, which principally reflects the Company’s $188.0 million of net income adjusted by $1,264.5 million for non-cash depreciation and amortization expense.  Cash provided by operations was reduced by a $193.3 million increase in inventories.  The increase in inventories was largely the result of a slower than previously expected industry-wide transition to DDR2 memory products.

Investing Activities:  For 2005, net cash used by investing activities was $1,083.9 million, which included cash expenditures for property, plant and equipment of $1,064.8 million.  The Company believes that to develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, it must continue to invest in manufacturing technologies, facilities and capital equipment, research and development, and product and process technologies.  The Company projects 2006 capital spending of $1.0 billion to $1.5 billion.  As of September 1, 2005, the Company had commitments extending into 2007 of approximately $250 million for the acquisition of property, plant and equipment.

Financing Activities:  For 2005, net cash used by financing activities was $115.5 million.  Payments on debt were $300.0 million for 2005, and included prepayment of the $210.0 million outstanding on the Company’s subordinated notes that were due September 2005.  Payments on equipment purchase contracts were $236.0 million for 2005.  In the third quarter of 2005, the Company obtained an aggregate of 23.5 billion yen ($221.4 million) from two yen-denominated loan financing arrangements that are payable in semi-annual installments through 2010.  In 2005, the Company received $161.3 million in proceeds from sales-leaseback transactions which are payable in periodic installments through January 2009.

In 2004, the Company received $450.0 million from Intel in exchange for stock rights exchangeable into approximately 33.9 million shares of the Company’s common stock.  Additionally, the Company agreed to achieve operational objectives or be subject to monetary penalties.  The Company has achieved operational objectives and does not expect to make any payments to Intel under this agreement.

Access to capital markets has historically been important to the Company.  Depending on market conditions, the Company may, from time to time, issue registered or unregistered securities to raise capital to fund a portion of its operations.

As of September 1, 2005, the Company had $632.5 million of 2.5% Convertible Subordinated Notes (the “Notes”) outstanding.  Holders of the Notes may convert all or some of their Notes at any time prior to maturity, unless previously redeemed or repurchased, into the Company’s common stock at a conversion rate of 84.8320 shares for each $1,000 principal amount of the Notes.  This conversion rate is equivalent to a conversion price of approximately $11.79 per share.  The Company may redeem the Notes at any time after February 6, 2006, at declining premiums to par.

Contractual Obligations:  The following table summarizes the Company’s significant contractual obligations at September 1, 2005, and the effect such obligations are expected to have on the Company’s liquidity and cash flows in future periods.

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(amounts in millions)
Notes payable	$980.0	$93.4	$153.3	$728.4	$4.9
Capital lease obligations	221.4	64.3	99.3	57.8	—
Operating leases	60.8	18.1	14.0	5.5	23.2
Purchase obligations	409.7	394.5	15.0	0.2	—
Other long-term liabilities	125.6	—	63.8	12.2	49.6
Total	$1,797.5	$570.3	$345.4	$804.1	$77.7

The obligations disclosed above do not include contractual obligations recorded on the Company’s balance sheet as current liabilities except for the current portion of long-term debt.  The expected timing of payment amounts of the obligations discussed above is estimated based on current information.  Timing and actual amounts paid may differ depending on the timing of receipt of goods or services, market prices or changes to agreed-upon amounts for some obligations.

Purchase obligations include all commitments to purchase goods or services of either a fixed or minimum quantity that meet any of the following criteria: (1) they are noncancelable, (2) the Company would incur a penalty if the agreement was cancelled, or (3) the Company must make specified minimum payments even if it does not take delivery of the contracted products or services (“take-or-pay”).  If the obligation to purchase goods or services is noncancelable, the entire value of the contract was included in the above table.  If the obligation is cancelable, but the Company would incur a penalty if cancelled, the dollar amount of the penalty was included as a purchase obligation.  Contracted minimum amounts specified in take-or-pay contracts are also included in the above table as they represent the portion of each contract that is a firm commitment.

The Company has an agreement with its TECH joint venture to purchase all of TECH’s output of semiconductor memory components subject to specific terms and conditions.  As the purchase quantities are based on qualified production output, the agreement does not contain a fixed or minimum purchase quantity and therefore the Company did not include the agreement in its purchase obligations.  In addition to purchase quantities, the TECH purchase obligation fluctuates based on average selling prices for semiconductor memory components which can change significantly from period to period.  In 2005, the net cost of semiconductor components purchased from TECH was $651.9 million.

Off-Balance Sheet Arrangements

As of September 1, 2005, the Company had the following off-balance sheet arrangements:  convertible debt, call spread options, stock warrants and its variable interest in the TECH joint venture.

See “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” for a description of the Company’s convertible debt.

Concurrent with the issuance of the Notes, the Company purchased call spread options (the “Call Spread Options”) covering 53.7 million shares of the Company’s common stock, which is the number of shares issuable upon conversion of the Notes in full.  The Call Spread Options have a lower strike price of $11.79, a higher strike price of $18.19, may be settled at the Company’s option either in cash or net shares and expire on January 29, 2008.  Settlement of the Call Spread Options in cash on January 29, 2008, would result in the Company receiving an amount ranging from zero if the market price per share of the Company’s common stock is at or below $11.79 to a maximum of $343.4 million if the market price per share of the Company’s common stock is at or above $18.19.

In 2001, the Company received $480.2 million from the issuance of warrants to purchase 29.1 million shares of the Company’s common stock.  The warrants entitle the holders to exercise their warrants and purchase shares of Common Stock for $56.00 per share (the “Exercise Price”) at any time through May 15, 2008 (the “Expiration Date”).  Warrants exercised prior to the Expiration Date will be settled on a “net share” basis, wherein investors receive common stock equal to the difference between $56.00 and the average closing sale price for the common shares over the 30 trading days immediately preceding the Exercise Date.  At expiration, the Company may elect to settle the warrants on a net share basis or for cash, provided certain conditions are satisfied.  As of September 1, 2005, there had been no exercises of warrants and all warrants issued remained outstanding.

See “Item 8. Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Joint Venture” for a description of the Company’s arrangement with its TECH joint venture.

Recently Issued Accounting Standards

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.”  SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle.  The Company is required to adopt SFAS No. 154 for accounting changes and error corrections that occur after the beginning of 2007.  The Company’s results of operations and financial condition will only be impacted following the adoption of SFAS No. 154 if it implements changes in accounting principle that are addressed by the standard or corrects accounting errors in future periods.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated even though uncertainty exists about the timing and (or) method of settlement.  The Company is required to adopt Interpretation No. 47 prior to the end of 2006.  The Company is currently assessing the impact of Interpretation No. 47 on its results of operations and financial condition.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.”  SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services or incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments, focusing primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  SFAS No. 123(R) requires public entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize the cost over the period during which an employee is required to provide service in exchange for the award.  In March 2005, the U.S. Securities and Exchange Commission (“SEC”) issued SAB 107 which expresses views of the SEC staff regarding the application of SFAS No. 123(R).  Among other things, SAB 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations as well as provides the SEC staff’s views regarding the valuation of share-based payment arrangements for public companies.  The Company is required to adopt SFAS No. 123(R) in the beginning of 2006.  Upon adoption, the Company will record non-cash stock compensation expense primarily associated with future grants of stock options, which will have an adverse effect on its results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – An Amendment of APB Opinion No. 29,” which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  The Company is required to adopt SFAS No. 153 for nonmonetary asset exchanges occurring in the first quarter of 2006 and its adoption is not expected to have a significant effect on the Company’s results of operations or financial condition.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs – An Amendment of ARB No. 43, Chapter 4,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage).  The Company is required to adopt SFAS No. 151 in the beginning of 2006 and its adoption is not expected to have a significant effect on the Company’s results of operations or financial condition.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures.  Estimates and judgments are based on historical experience, forecasted future events and various other assumptions that the Company believes to be reasonable under the circumstances.  Estimates and judgments may vary under different assumptions or conditions.  The Company evaluates its estimates and judgments on an ongoing basis.  Management believes the accounting policies below are critical in the portrayal of the Company’s financial condition and results of operations and require management’s most difficult, subjective or complex judgments.

Contingencies:  The Company is subject to the possibility of losses from various contingencies.  Considerable judgment is necessary to estimate the probability and amount of any loss from such contingencies.  An accrual is made when it is probable that a liability has been incurred or an asset has been impaired and the amount of loss can be reasonably estimated.  The Company accrues a liability and charges operations for the estimated costs of adjudication or settlement of asserted and unasserted claims existing as of the balance sheet date.

Income taxes:  The Company is required to estimate its provision for income taxes and amounts ultimately payable or recoverable in numerous tax jurisdictions around the world.  Estimates involve interpretations of regulations and are inherently complex.  Resolution of income tax treatments in individual jurisdictions may not be known for many years after completion of any fiscal year.  The Company is also required to evaluate the realizability of its deferred tax assets on an ongoing basis in accordance with U.S. GAAP, which requires the assessment of the Company’s performance and other relevant factors when determining the need for a valuation allowance with respect to these deferred tax assets.  Realization of deferred tax assets is dependent on the Company’s ability to generate future taxable income.

Inventories:  Inventories are stated at the lower of average cost or market value.  Cost includes labor, material and overhead costs, including product and process technology costs.  Determining market value of inventories involves numerous judgments, including projecting average selling prices and sales volumes for future periods and costs to complete products in work in process inventories.  To project average selling prices and sales volumes, the Company reviews recent sales volumes, existing customer orders, current contract prices, industry analysis of supply and demand, seasonal factors, general economic trends and other information.  When these analyses reflect estimated market values below the Company’s manufacturing costs, the Company records a charge to cost of goods sold in advance of when the inventory is actually sold.  Differences in forecasted average selling prices used in calculating lower of cost or market adjustments can result in significant changes in the estimated net realizable value of product inventories and accordingly the amount of write-down recorded.  Due to the volatile nature of the semiconductor memory industry, actual selling prices and volumes often vary significantly from projected prices and volumes and, as a result, the timing of when product costs are charged to operations can vary significantly.

U.S. GAAP provides for products to be grouped into categories in order to compare costs to market values.  The amount of any inventory write-down can vary significantly depending on the determination of inventory categories.  The Company’s inventory has been categorized as semiconductor memory products or CMOS image sensors.  The major characteristics the Company considers in determining inventory categories are product type and markets.

Product and process technology:  Costs incurred to acquire product and process technology or to patent technology developed by the Company are capitalized and amortized on a straight-line basis over periods currently ranging up to 10 years.

The Company capitalizes a portion of costs incurred based on its analysis of historical and projected patents issued as a percent of patents filed.  Capitalized product and process technology costs are amortized over the shorter of (i) the estimated useful life of the technology, (ii) the patent term or (iii) the term of the technology agreement.

Property, plant and equipment:  The Company reviews the carrying value of property, plant and equipment for impairment when events and circumstances indicate that the carrying value of an asset or group of assets may not be recoverable from the estimated future cash flows expected to result from its use and/or disposition.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to the amount by which the carrying value exceeds the estimated fair value of the assets.  The estimation of future cash flows involves numerous assumptions which require judgment by the Company, including, but not limited to, future use of the assets for Company operations versus sale or disposal of the assets, future selling prices for the Company’s products and future production and sales volumes.  In addition, judgment is required by the Company in determining the groups of assets for which impairment tests are separately performed.

Research and development:  Costs related to the conceptual formulation and design of products and processes are expensed as research and development when incurred.  Determining when product development is complete requires judgment by the Company.  The Company deems development of a product complete once the product has been thoroughly reviewed and tested for performance and reliability.